EXHIBIT 99.1

5400 W Cedar Ave

Lakewood, CO 80226

Telephone: 303.953.1454

Fax: 303.945.7991

January 24, 2024

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Lucia Technologies, Inc.

Ladies and Gentleman:

We have read the statements filed in the Form S-1, Amendment 2 of Lucia Technologies, Inc. (The “Company”) regarding the change in auditor effective August 23, 2022 to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form S-1, Amendment 2.

Sincerely,

BF Borgers CPA PC
Certified Public Accountants
Lakewood, CO